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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
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1. Name and Address of Reporting Person(*)

   Model                Peter
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   (Last)               (First)                 (Middle)

   500 East 63rd Street
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                                    (Street)

   New York             New York                10021
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


   Blue Ridge Real Estate Co./Big Boulder Corp. (BLRGZ)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   March 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          3/30/00        J               232,693     D               0              (I)       (1)
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Common Stock                                                                                     21,663         (I)       (2)
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Common Stock                                                                                     11,658         (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    Form of
                 Conver-                    5.                                 7.                         ative     Deriv-  11.
                 sion                       Number of                          Title and Amount           Secur-    ative   Nature
                 or                         Derivative       6.                of Underlying     8.       ities     Secur-  of
                 Exer-             4.       Securities       Date              Securities        Price    Bene-     ity:    In-
                 cise     3.       Trans-   Acquired (A)     Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                 Price    Trans-   action   or Disposed      Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.               of       action   Code     of(D)            (Month/Day/Year)          Amount    ative    at End    In-     ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,       ----------------          or        Secur-   of        direct  Owner-
Derivative       ative    (Month/  8)       4 and 5)         Date     Expira-          Number    ity      Month     (I)     ship
Security         Secur-   Day/     ------   ------------     Exer-    tion             of        (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)       ity      Year)    Code V    (A) (D)         cisable  Date     Title   Shares    5)       4)        4)      4)
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Explanation of Responses:

(1) Pursuant to the Last Will and Testament of Leo Model, the charitable lead trust that held these shares, and for which the Reporting Person was a trustee and in which his iddue had a remainder issue, was terminated.

(2) Held by a trust for the benefit of the Reporting Person and his issue. The Reporting Person is a trustee.



     /s/ Peter Model                                            9/20/00
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      (**)Signature of Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.